Exhibit 5.1

GAMCO Investors, Inc.
One Corporate Center
Rye, New York 10580
February 24, 2011

Ladies and Gentlemen:

I am counsel to GAMCO Investors, Inc., a New York corporation (the “Corporation”), and have assisted the Corporation in connection with the filing by the Corporation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of shares of the Corporation’s Class A Common Stock, par value $0.001 per share (“Common Stock”), issuable under the Corporation’s 2002 Stock Award and Incentive Plan (the “Plan”).

I have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below. In rendering such opinion, I have assumed that grants of Common Stock subject to restrictions on transferability pursuant to the Plan will be made only for past services to the Corporation having an aggregate value not less than the aggregate par value of Common Stock so granted.

Based on the foregoing, I am of the opinion that (i) authorized and issued shares of Common Stock issued under the Plan are validly issued, fully paid and non-assessable and (ii) authorized but not previously issued shares of Common Stock which may be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Corporation’s Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

                        /s/ Christopher J. Michailoff
                               Christopher J. Michailoff